                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                              (Amendment No. 2)(1)

                          FLAG Telecom Holdings Limited
                                (Name Of Issuer)

                   Common Shares, par value $0.0006 per share
                         (Title of Class of Securities)

                                    G3529L102
                                 (Cusip Number)

                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      | |   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 pages

-------------------
CUSIP NO. G3529L102                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      Verizon Communications Inc. #23-2259884
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 Common Shares
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 Common Shares
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 Common Shares
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 Common Shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Common Shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON SHARES, PAR VALUE $0.0006 PER SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 2 of 17 pages

-------------------
CUSIP NO. G3529L102                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      GTE Corporation #13-1678633
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 Common Shares
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 Common Shares
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 Common Shares
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 Common Shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Common Shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON SHARES, PAR VALUE $0.0006 PER SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 3 of 17 pages

-------------------
CUSIP NO. G3529L102                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      GTE International Telecommunications Incorporated #06-1460807
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 Common Shares
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 Common Shares
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 Common Shares
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 Common Shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Common Shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON SHARES, PAR VALUE $0.0006 PER SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 4 of 17 pages

-------------------
CUSIP NO. G3529L102                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      GTE Venezuela Incorporated #13-3634506
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 Common Shares
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 Common Shares
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 Common Shares
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 Common Shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Common Shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON SHARES, PAR VALUE $0.0006 PER SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 5 of 17 pages

-------------------
CUSIP NO. G3529L102                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      Bell Atlantic Latin America Holdings, Inc. #541679838
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 Common Shares
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 Common Shares
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 Common Shares
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 Common Shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Common Shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON SHARES, PAR VALUE $0.0006 PER SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 6 of 17 pages

-------------------
CUSIP NO. G3529L102                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      Bell Atlantic New Holdings, Inc. #232726821
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 Common Shares
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 Common Shares
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 Common Shares
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 Common Shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Common Shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON SHARES, PAR VALUE $0.0006 PER SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 7 of 17 pages

-------------------
CUSIP NO. G3529L102                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      Verizon International Holdings Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 Common Shares
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 Common Shares
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 Common Shares
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 Common Shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Common Shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON SHARES, PAR VALUE $0.0006 PER SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 8 of 17 pages

Item 1.

      (a)   Name of Issuer

            FLAG Telecom Holdings Limited ("FLAG")

      (b)   Address of Issuer's Principal Executive Offices

            Cedar House
            41 Cedar Avenue
            Hamilton HM12, Bermuda

Item 2.

      (a)   Name of Persons Filing

            Verizon Communications Inc. ("Verizon")
            GTE Corporation ("GTE")
            GTE International Telecommunications Incorporated ("GTE
                International")
            GTE Venezuela Incorporated ("GTE Venezuela")
            Bell Atlantic Latin America Holdings, Inc. ("BALAH")
            Bell Atlantic New Holdings, Inc. ("BANHI")
            Verizon International Holdings Ltd. ("VIHL")

      (b)   Address of Principal Business Office or, if none, Residence

            For each of Verizon, GTE, GTE International and GTE Venezuela:

            1095 Avenue of the Americas
            New York, New York 10036

            For each of BALAH and BANHI:

            1310 North Court House Road
            Arlington, Virginia  22201

            For VIHL:

            c/o AS&K Services Ltd.
            Cedar House
            41 Cedar Avenue
            Hamilton HM12, Bermuda

      (c)   Citizenship

            Each of Verizon, BANHI, BALAH, GTE Venezuela and GTE International is incorporated under the laws of the State of Delaware.


                               Page 9 of 17 pages

            GTE is incorporated under the laws of the State of New York.

            VIHL is incorporated under the laws of Bermuda.

      (d)   Title of Class of Securities

            Common Shares, par value $0.0006 per share

      (e)   Cusip Number

            G3529L102

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)   | | Broker or Dealer registered under Section 15 of the Exchange Act

(b)   | | Bank as defined in Section 3(a)(6) of the Exchange Act

(c)   | | Insurance Company as defined in Section 3(a)(19) of the Exchange Act

(d) | | Investment Company registered under Section 8 of the Investment Company Act

(e)   | | Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f) | | Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

(g) | | Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G)

(h) | | Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i) | | Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

(j)   | | Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


                              Page 10 of 17 pages

Item 4. Ownership

      (a) Amount Beneficially Owned:

      0 Common Shares

      (b) Percent of Class:

      0% of the aggregate of the Issuer's Common Shares, par value $0.0006 per share.

      (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0
            (ii)  shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of: 0
            (iv)  shared power to dispose or to direct the disposition of: 0

As of October 9, 2002, all of the Common Shares of FLAG previously owned of record and beneficially by VIHL were cancelled as a result of the consummation of the transactions contemplated by the Plan of Reorganization of FLAG which became effective on that date (the "Plan of Reorganization"). BANHI owns 95.6% of the equity of VIHL. BALAH owns 100% of the equity of BANHI. GTE Venezuela owns 100% of the equity of BALAH. GTE International owns 100% of the equity of GTE Venezuela. GTE owns approximately 68% of the equity of GTE International. Verizon owns 100% of the common stock of GTE. By virtue of the relationships among such companies, each of them may be deemed to have had shared power to vote and dispose of, or to direct the vote and disposition of, the 24,922,276 Common Shares of FLAG previously held of record by VIHL. As a result of the cancellation of the Common Shares of FLAG pursuant to the Plan of Reorganization, none of the reporting persons has any power to vote and dispose of, or to direct the vote and disposition of, any Common Shares of FLAG.

Item 5. Ownership of Five Percent or Less of a Class:

      This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the Common Shares of FLAG.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:

      See Item 4.


                              Page 11 of 17 pages

Item 8. Identification and Classification of Members of the Group:

      Not Applicable.


                              Page 12 of 17 pages

Item 9. Notice of Dissolution of Group:

      Not Applicable.

Item 10. Certifications:

      Not Applicable.


                              Page 13 of 17 pages

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 12, 2003
                                        ----------------------------------------

                                        VERIZON COMMUNICATIONS INC.

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                                        GTE CORPORATION

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                                        GTE INTERNATIONAL
                                          TELECOMMUNICATIONS INCORPORATED

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                              Page 14 of 17 pages

                                        GTE VENEZUELA INCORPORATED

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                                        BELL ATLANTIC LATIN AMERICA
                                          HOLDINGS, INC.

                                        /s/ Christopher M. Bennett
                                        ----------------------------------------
                                                 Signature

                                        Christopher M. Bennett- Vice President
                                        ----------------------------------------
                                                 Name/Title


                                        BELL ATLANTIC NEW HOLDINGS, INC.

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                                 Signature

                                        Mary Louise Weber - Secretary
                                        -----------------------------
                                                 Name/Title


                                        VERIZON INTERNATIONAL HOLDINGS
                                          LTD.

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                                 Signature

                                        Mary Louise Weber - Assistant Secretary
                                        ---------------------------------------
                                                 Name/Title


                              Page 15 of 17 pages

                                                                       EXHIBIT A

                         AGREEMENT AS TO JOINT FILING OF
                                  SCHEDULE 13G

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Shares of FLAG Telecom Holdings Limited and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 13th day of February, 2002.

                                        VERIZON COMMUNICATIONS INC.

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                                        GTE CORPORATION

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                                        GTE INTERNATIONAL
                                          TELECOMMUNICATIONS INCORPORATED

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                              Page 16 of 17 pages

                                        GTE VENEZUELA INCORPORATED

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                                        BELL ATLANTIC LATIN AMERICA
                                          HOLDINGS, INC.

                                        /s/ Stephen B. Heimann
                                        ----------------------------------------
                                                 Signature

                                        Stephen B. Heimann - Assistant Secretary
                                        ----------------------------------------
                                                 Name/Title


                                        BELL ATLANTIC NEW HOLDINGS, INC.

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                                 Signature

                                        Mary Louise Weber - Secretary
                                        -----------------------------
                                                 Name/Title


                                        VERIZON INTERNATIONAL HOLDINGS
                                          LTD.

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                                 Signature

                                        Mary Louise Weber - Assistant Secretary
                                        ---------------------------------------
                                                 Name/Title


                              Page 17 of 17 pages